Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-226768 on Form N-2 of our report dated January 11, 2019, relating to the financial statements of 1WS Credit Income Fund appearing in the Statement of Additional Information; and to the reference to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
January 11, 2019